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                     PUTNAM VARIABLE TRUST

           Plan pursuant to Rule 18f-3(D) under the Investment Company Act of 1940

                  Effective September 5, 1997

     Each series (each a "Fund" and, together, the "Funds") of Putnam Variable Trust (the "Trust") may from time to time issue one or more of the following classes of shares: Class IA shares and class IB shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's registration statement as from time to time in effect. The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan. Except as noted below, expenses are allocated among the classes of shares of each Fund based upon the net assets of each Fund attributable to shares of each class. This Plan is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, by action of the Trustees of the Trust.

CLASS IA

Distribution and Service Fees

     Class IA shares do not pay a distribution fee.

Conversion Features

     Class IA shares do not convert to any other class of shares.

Exchange Features

     Class IA shares of any Fund may be exchanged, at the option of the shareholder of record, for class IA shares of any other
Fund that offers class IA shares without the payment of a sales charge.

Initial Sales Charge

     Class IB shares are offered at their NAV, without an initial sales charge.

Contingent Deferred Sales Charge

     Class IB shares are not subject to any CDSC when redeemed by shareholder of record. However, variable insurance contracts supported by Class IB shares may be subject to a CDSC.

CLASS IB SHARES

Distribution and Service Fees

     Class IB shares pay distribution and service fees pursuant to a plan (the "Class IB Plan") adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). Class IB shares also bear any costs associated with obtaining shareholder approval of the Class IB Plan (or an amendment to the Class IB Plan). Pursuant to the Class IB Plan, class IB shares may pay up to 0.35% of the relevant Fund's average net assets attributable to the class IB shares (which percentage may be less from time to time, as described in the Trust's registration statement as from time to time in effect). Amounts payable under the Class IB Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of the Trust as from time to time in effect.

Conversion Features

     Class IB shares do not convert to any other class of shares.

Exchange Features

     Class IB shares of any Fund may be exchanged, at the option solely of the shareholder of record, for class IB shares of any other Fund that offers class IB shares without the payment of a sales charge, provided that such shareholder of record has selected the class IB shares of such other Fund as part of its variable insurance product.

Initial Sales Charge

     Class IB shares are offered at their NAV, without an initial sales charge.

Contingent Deferred Sales Charge

     Class IB shares are not subject to any CDSC when redeemed by a shareholder of record. However, variable insurance contracts supported by Class IB shares may be subject to a CDSC.


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